Exhibit 10.2

March 23, 2009

Dear Peter Blackmore:

On March 23, 2009, the Compensation Committee of the Board of Directors of UTStarcom, Inc. (the “Company”) accepted your offer to voluntarily reduce your base salary.  Effective as of the date hereof, the Company will reduce your current base salary by twenty percent (20%) for a one year period expiring March 23, 2010 (the “Salary Reduction”).

Notwithstanding this Salary Reduction, your base salary, as in effect immediately prior to the Salary Reduction (the “Pre-Reduction Rate”), shall be deemed and continue to be your base salary for all other purposes under any employment agreement between you and the Company and under the Company’s benefit and personnel plans, programs and policies, including without limitation, bonuses, equity awards, severance payments, change in control payments and any other benefits, to the maximum extent permitted by law.  For example, for the avoidance of doubt, any severance benefits payable to you in the future pursuant to that certain Amended and Restated Change of Control/Involuntary Termination Severance Agreement, dated January 30, 2008 by and between the Company and you, as amended (the “Severance Agreement”), that certain Offer Letter, dated October 25, 2007, as amended (“Offer Letter”) and/or any other Company plan or program, shall be calculated without regard to this Salary Reduction, and any bonus payable to you for 2009 or 2010 shall be calculated without regard to this Salary Reduction.  Commencing on March 24, 2010, your base salary shall revert to the Pre-Reduction Rate, subject, however, to any merit increases, which merit increases shall be based upon the Pre-Reduction Rate.

You hereby acknowledge that the Salary Reduction is a voluntary decision by you and shall not constitute “Good Reason” under the Severance Agreement, Offer Letter, any other agreement between you and the Company or any other Company plan or program.  You hereby waive any rights to receive severance benefits pursuant to the Severance Agreement, Offer Letter, or otherwise as a result of the Salary Reduction.

Except as specifically set forth in this letter, the Severance Agreement, Offer Letter, and any other agreement between you and the Company remain in full force and effect without modification.

Please acknowledge receipt of this letter agreement and your acceptance of the terms hereof by signing below and returning the signed copy to the Human Resources Department.

Sincerely,
Susan Marsch
SVP, General Counsel, Secretary and Chief Ethics Officer

ACKNOWLEDGED AND AGREED TO:

Signature:	/s/ Peter Blackmore

Name printed:	Peter Blackmore

Date:	March 23, 2009